Exhibit 99.2
March 14, 2011
PRIVATE AND CONFIDENTIAL
Spears & Associates, Inc.
8908 S. Yale, Suite 440
Tulsa, Oklahoma 74137
Re: Consent to Use of Data
Dear Sir or Madam:
     RigNet, Inc. (“RigNet”) requests your consent to cite in its annual report on form 10-K and any amendments thereto, certain data contained in the December 2010 Drilling and Production Outlook. Furthermore, we also request to cite Spears & Associates, Inc. as the source of such data.
     If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to William Sutton at (281) 674-0101 or bill.sutton@rig.net, and return the original executed consent to William Sutton at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0713 with any questions you may have. Given the urgency of this request, you prompt attention to this matter is greatly appreciated.

Sincerely, RigNet, Inc.
/s/ William D. Sutton
William D. Sutton, Vice President
and General Counsel

CONSENT GRANTED:

SPEARS & ASSOCIATES, INC.
By:	/s/ John Spears
	Name:	John Spears
	Title:	President

Date: 3/15/2011